As Filed with the Securities and Exchange Commission on January 17, 2002
                                                    Registration No. 333 - 74578


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------
                             RF MICRO DEVICES, INC.
             (Exact name of registrant as specified in its charter)

         North Carolina                                          56-1733461
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                               7628 Thorndike Road
                        Greensboro, North Carolina 27409
                                 (336) 664-1233
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                David A. Norbury
                      President and Chief Executive Officer
                             RF Micro Devices, Inc.
                               7628 Thorndike Road
                        Greensboro, North Carolina 27409
                                 (336) 664-1233
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Jeffrey C. Howland, Esq.
                      Womble Carlyle Sandridge & Rice, PLLC
                              BB&T Financial Center
                       Winston-Salem, North Carolina 27101
                                 (336) 721-3516
                            ------------------------
Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling shareholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                                1,159,171 Shares
                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                 Common Stock

         This prospectus is part of a registration statement that covers 1,159,171 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $58,000.

         Our common stock is quoted on the Nasdaq National Market under the symbol "RFMD." On January 16, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $17.25 per share.

         Our principal executive offices are at 7628 Thorndike Road, Greensboro, North Carolina 27409, and our telephone number is (336) 664-1233.

         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                THE SECURITIES AND EXCHANGE COMMISSION AND STATE
         SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
                 SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
 TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Prospectus dated January 17, 2002

                                Table of Contents

COMPANY OVERVIEW ............................................................
RISK FACTORS ................................................................
WHERE YOU CAN FIND MORE INFORMATION .........................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .............................
FORWARD-LOOKING STATEMENTS ..................................................
THE OFFERING ................................................................
USE OF PROCEEDS .............................................................
SELLING SHAREHOLDERS ........................................................
PLAN OF DISTRIBUTION ........................................................
LEGAL MATTERS ...............................................................
EXPERTS .....................................................................

          You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                COMPANY OVERVIEW
                                ----------------

          RF Micro Devices, Inc. was incorporated under the laws of North Carolina in 1991. We design, develop, manufacture and market proprietary radio frequency integrated circuits, or RFICs, primarily for wireless communications products and applications. Our products are included primarily in cellular and PCS (personal communications service) phones, base stations, wireless local area networks (WLAN), and cable television modems. The majority of our revenue is derived from sales of RFICs designed for cellular and PCS phones. We offer a broad array of products including amplifiers, mixers, modulators/demodulators and single chip transmitters, receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment. These RFICs perform the transmit and receive functions that are critical to the performance of wireless and PCS phones.

          We currently design products using multiple semiconductor process technologies. These technologies include gallium arsenide (GaAs) heterojunction bipolar transistor (HBT), silicon bipolar transistor, silicon CMOS, silicon BiCMOS, silicon germanium (SiGe) BiCMOS, GaAs metal semiconductor field effect transistor (MESFET) and gallium nitride (GaN). We are also evaluating the development of integrated circuits utilizing indium phosphide. Generally speaking, GaAs-based products offer better electrical performance while silicon-based products are less expensive. Original equipment manufacturers
(OEMs) try to maximize tradeoffs between performance and cost. Our approach to using multiple semiconductor process technologies allows us to offer customers products that fulfill their performance, cost and time-to-market requirements. We call this approach to business Optimum Technology Matching(R).

          We design most of our GaAs products using HBT and believe that our GaAs HBT RFICs have the following advantages over products manufactured using silicon or GaAs MESFET process technologies:

          o Linearity: GaAs HBT RFICs exhibit good linearity, which means they can amplify weak signals with minimal signal distortion. As a result, our customers can design phones with clearer transmission and reception.

          o Efficiency: Our GaAs HBT RFICs are efficient, which means they use less power than competing products to transmit the same signal strength. As a result, our customers can design phones with improved battery life and increased talk time.

          o Size: Because our GaAs HBT RFICs are small, they are relatively inexpensive to manufacture. As a result, we believe we offer our customers price competitive products.

          Because of the importance of design to many of our parts and the strength of our GaAs HBT process technology, we are a single-sourced supplier to many customers. Our products are purchased by leading OEMs such as Nokia Mobile Phones Ltd., LG Information & Communications, Ltd., Samsung Electronics Co., Ltd, Motorola, Inc., NEC Corp., Kyocera America, Inc., Ericsson Mobile Communications, QUALCOMM Inc. and Siemens A.G.

          TRW Inc. has granted us a license (in exchange for shares of our common stock) to use its GaAs HBT process technology to design and manufacture products for commercial wireless applications. TRW manufactured all of our GaAs HBT products before September 1998. We now manufacture our GaAs HBT products under this license at our own manufacturing facilities.

RECENT DEVELOPMENTS
-------------------

          On January 15, 2002, we announced our results for our fiscal 2002 third quarter. Revenues for the quarter ended December 31, 2001 were approximately $100.6 million, a sequential increase of approximately 2.3% versus revenues of $98.3 million for the quarter ended September 30, 2001 and an increase of approximately 25.8% versus revenues of $79.9 million for the corresponding quarter of fiscal 2001.

          Gross profit margin increased sequentially 170 basis points to 38.7% from 37.0% in the prior quarter. During the corresponding quarter of fiscal 2001, gross profit margin was 47.0%. Gross profit for the quarter increased 6.9% sequentially to $38.9 million, versus $36.4 million for the quarter ended September 30, 2001, and increased 3.6%, versus $37.5 million for the corresponding quarter of fiscal 2001.

          During the December quarter, other operating expenses totaled $2.5 million. These expenses represent startup costs related to our facility in China and one month of startup costs related to our second wafer fabrication facility. Construction of the China facility is expected to be complete in the fall of 2002.

          Net income for the quarter was $3.5 million, or $0.02 per diluted share, based on a 14% tax rate, compared to net income of $7.8 million, or $0.05 per diluted share, for the third quarter of fiscal 2001, based on a 36% tax rate. This compares sequentially to net income of $1.5 million, or $0.01 per diluted share, for the second quarter of fiscal 2002, based on a 14% tax rate.

          We also announced that we expected revenues of approximately $90 million to $95 million and earnings per share of approximately $0.01 for the quarter ending March 31, 2002, and that we were fully booked for the low end of that range.

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before purchasing shares of our common stock. In addition, please read "Forward-Looking Statements" on page 12 of this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.


OUR OPERATING RESULTS FLUCTUATE.

         Our revenue, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Our future operating results will depend on many factors, including the following:

          o our ability to design, manufacture and deliver our products in large enough volumes to satisfy our customers' requirements;

          o    the ability of third party foundries, assembly, test and tape and
               reel   partners   to  handle  our   products   in  a  timely  and
               cost-effective manner that meets our customers' requirements;

          o    unexpected poor line, assembly or test yields for our products;

          o    our ability to increase capacity utilization; and

          o our ability to successfully integrate and exploit our recent acquisitions.

         During the past year, we have experienced lower-than-expected order activity due to three factors: an overly optimistic forecast for the growth of the handset market that led to excess inventories among manufacturers and reduced component demand; introduction delays by manufacturers for some highly complex next-generation handsets; and a delay in the introduction of one of our next-generation products. These factors negatively impacted our operating results in the second half of fiscal 2001. Excess inventory among manufacturers, delays in next-generation handsets by manufacturers and downward pressure on selling prices have negatively impacted our operating results in the first half of fiscal 2002. We expect pricing pressure to continue throughout fiscal 2002.

         It is likely that our future operating results will again be adversely affected by the factors set forth above or other factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price may decline.

WE FACE CHALLENGES MANAGING RAPID GROWTH.

         We experienced significant growth that placed a great strain on our management and other resources. We have grown to 1,190 employees on September 30, 2001 from 133 employees on March 31, 1997. To manage our growth effectively, we must:

          o implement and continue to improve operational and financial systems;

          o coordinate the construction, upfit and start-up of our facility in China;

          o    expand our presence in international locations;

          o    train and manage our employee base; and

          o attract qualified people with experience in radio frequency engineering, integrated circuit design, and technical marketing and support.

         Competition for these people is intense. We must also manage multiple relationships with various customers, business partners and other third parties, such as our foundry, assembly, test and tape and reel partners. Our systems, networks, software tools, procedures or controls may not be adequate to support our operations and we may not be able to expand quickly enough to exploit potential market opportunities. Our future operating results may also depend on expanding sales and marketing, research and development and administrative support. If we cannot attract qualified people or manage growth effectively, our operating results will be adversely affected.

WE FACE RISKS ASSOCIATED WITH OUR MOLECULAR BEAM EPITAXY AND WAFER FABRICATION FACILITIES.

         Our production process starts with GaAs substrates called wafers. A transistor layer is grown on the wafer using a molecular beam epitaxy process in our MBE facility. These wafers are then sent to our wafer fabrication facilities for further processing.

         We have operated one wafer fabrication facility since 1998, and in the third quarter of fiscal 2002, we started production in a second facility. As we initiate production at this second facility, we must qualify each new integrated circuit design with our customers. As parts are brought into production, we must maintain our cycle times and our line, assembly and test yields in order to reach our manufacturing goals.

         A number of factors will affect the future success of our facilities, including the following:

          o    demand for our products;

          o our ability to generate revenues in amounts that cover the significant fixed costs of operating the facilities;

          o our ability to qualify new products in a timely manner at our wafer fabrication facilities;

          o availability of raw materials, including GaAs substrates, and high purity source materials such as gallium, aluminum, arsenic, indium, silicon and beryllium in our MBE facility and passive component parts in our wafer fabrication facilities;

          o    our wafer fabrication manufacturing cycle times;

          o    our production yields;

          o our ability to hire, train and manage qualified production personnel;

          o our compliance with applicable environmental and other laws and regulations; and

          o our inability to use all or any significant portion of our facilities for prolonged periods of time for any reason.

         Bringing the new fabrication facility on-line has required us to make significant investments of labor, including the hiring and training of skilled production personnel. Before production could commence, wafers had to be qualified by individual customers on a component-by-component basis, even for products previously qualified at our first wafer facility.

         We cannot be sure that we will be able to successfully continue to produce wafers using the GaAs HBT process technology at acceptable manufacturing yields or in a manner that allows us to offer GaAs HBT products from our facilities at competitive prices. A failure or delay in our efforts to fabricate GaAs HBT wafers at acceptable manufacturing cycle times, yields, costs and quality and in volumes sufficient to satisfy customer demands could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A FEW LARGE CUSTOMERS.

         Historically, a substantial portion of our revenue has come from large purchases by a small number of customers. We expect that trend to continue. During the first half of fiscal 2002, our top five customers accounted for 81% of total revenue. Nokia was our largest customer during the first half of fiscal 2002, accounting for 68% of our total revenue. Accordingly, our future operating results depend on the success of our largest customers and on our success in selling large quantities of our products to them.

         We typically manufacture custom products on an exclusive basis for one customer for a negotiated period of time. This factor makes it difficult for us to diversify our customer base. The concentration of our revenue with a few large customers makes us particularly dependent on factors affecting those customers. For example, if demand for their products decreases, they may stop purchasing our products and our operating results would suffer. We experienced such a decrease in demand during the last half of fiscal 2001. Most of our customers can cease incorporating our products into their products with little notice to us and with little or no penalty. The loss of a large customer and failure to add new customers to replace lost revenue would have a material adverse effect on our business, financial condition and results of operations.

IF WE EXPERIENCE POOR PRODUCTION YIELDS, OUR OPERATING RESULTS MAY SUFFER.

         Our integrated circuit products, especially our products made using the GaAs HBT process technology, are very complex. Each product has a unique design and each product is fabricated using semiconductor process technologies that are highly complex. In many cases, the products are assembled in customized packages. Our new module products, which consist of multiple components in a single package, feature enhanced levels of integration and complexity. Our customers insist that our products meet their exact specifications for quality, performance and reliability.

         Our products are manufactured on gallium arsenide or silicon substrates, called wafers. Before our customers can use our products, the wafers must be processed and scribed and broken into individual die. The die must be assembled, or packaged, and then the final product must be tested. Our manufacturing yield is a combination of:

          o line yield, which is the number of usable wafers that result from our fabrication process;

          o assembly yield, which is the number of assembled parts we actually receive from the packaging house divided by the number of die available on the wafer; and

          o test yield, which is the number of assembled parts that pass all component level testing divided by the total number of parts tested.

         Due to the complexity of radio frequency integrated circuits, we experience difficulties in achieving acceptable yields on certain new products. We are implementing yield improvement programs and have begun to see improvements in fiscal 2002; however, we cannot be sure what yield levels we will be able to achieve.

         Our customers also test our integrated circuits once they have been assembled into their products. The number of usable integrated circuits that result from our production process can fluctuate as a result of many factors, including the following:

          o    design errors;

          o    defects in photomasks used to print circuits on a wafer;

          o    minute impurities in materials used;

          o    contamination of the manufacturing environment;

          o    equipment failure or variations in the fabrication process;

          o    losses from broken wafers or other human error; and

          o    defects in packaging.

         Because average selling prices for our products tend to decline over time and because many of our manufacturing costs are fixed, we are constantly trying to improve our manufacturing yields. For a given level of sales, when our yields improve, our gross margins improve; and when our yields decrease, our unit costs are higher, our margins are lower, and our operating results are adversely affected.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON DEMAND FOR OUR GAAS HBT PRODUCTS.

         Although we design products using multiple distinct process technologies, a substantial portion of our revenue comes from the sale of products manufactured using our GaAs HBT process technology. During the first half of fiscal 2002, 93% of our revenue came from the sale of GaAs HBT products. We currently expect that this process concentration will continue in the near term. Our dependence on GaAs HBT products could ultimately hurt our operating results in the future. Competitors have begun to enter the market and offer their own GaAs HBT products, and direct competition with competitors with GaAs HBT process technology could adversely affect our selling prices. Also, new process technologies are constantly being developed and one or more of these processes could have characteristics that are superior to GaAs HBT. If we are unable to access these technologies through licenses or foundry service arrangements, we will be competitively disadvantaged. These and other factors could reduce the demand for GaAs HBT components or otherwise adversely affect our operating results.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON DEVELOPMENT OF
NEW PRODUCTS.

         Our future success will depend on our ability to develop new radio frequency integrated circuit solutions for existing and new markets. We must introduce new products in a timely and cost-effective manner and we must secure production orders from our customers. The development of new integrated circuit is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times in the past, including during fiscal 2001. Our successful product development depends on a number of factors, including the following:

          o the accuracy of our prediction of market requirements and evolving standards;

          o    acceptance of our new product designs;

          o the availability of qualified radio frequency integrated circuit designers;

          o    our timely completion of product designs; and

          o    acceptance of our customers' products by the market.

         We may not be able to design and introduce new products in a timely or cost-efficient manner and our new products may fail to meet the requirements of the market or our customers. In that case, we likely will not reach the expected level of production orders, which could adversely affect our operating results. Even when a design win is achieved, our success is not assured. Design wins require significant expenditures by us and typically precede volume revenues by six to nine months or more. The actual value of a design win to us will ultimately depend on the commercial success of our customers' products.

OUR INDUSTRY'S TECHNOLOGY CHANGES RAPIDLY AND WE DEPEND ON THE DEVELOPMENT AND GROWTH OF WIRELESS MARKETS.

         We depend on the development and growth of markets for wireless communications products and services. We cannot be sure about the rate at which markets for these products will develop or our ability to produce competitive products for these markets as they develop.

         We supply radio frequency integrated circuits almost exclusively for wireless applications. The wireless markets are characterized by frequent introduction of new products and services in response to evolving product and process technologies and consumer demand for greater functionality, lower costs, smaller products and better performance. As a result, we have experienced and will continue to experience some product design obsolescence. We expect our customers' demands for improvements in product performance will increase, which means that we must continue to improve our product designs and develop new products using new wafer fabrication technologies. It is likely that a competing process technology will emerge that permits the fabrication of integrated circuits that are superior to the integrated circuit we make under existing processes. If that happens and we cannot design products using that technology or develop competitive products, our operating results will be adversely affected.

WE DEPEND HEAVILY ON OUR RELATIONSHIP WITH NOKIA.

         We have agreed to provide Nokia with access to certain radio frequency integrated circuit technologies and to our wafer fabrication facility, and Nokia has agreed to provide us with rights to bid for and supply Nokia's requirements for certain integrated circuits. This arrangement does not obligate Nokia to purchase any additional products from us, and there can be no assurance that Nokia will remain a significant customer of ours or that this relationship will continue. During the first half of fiscal 2002 sales to Nokia represented 68% of our revenue. The loss of Nokia as a customer for any reason would have a material adverse effect on our operating results.

WE DEPEND ON TRW FOR GAAS HBT PROCESS TECHNOLOGY.

         During the first half of fiscal 2002, 93% of our revenue came from the sale of products manufactured using the GaAs HBT process technology, 95% of which was attributable to products produced at our facility.

         We depend on our exclusive license from TRW for its GaAs HBT technology. If the license is terminated or if it were determined that this technology infringed on a third party's intellectual property rights, our operating results would be adversely affected. TRW made no representation to us about whether the licensed technology infringed on the intellectual property rights of anyone else.

WE DEPEND HEAVILY ON THIRD PARTIES.

         We use two independent foundries to manufacture our silicon-based products. We will remain dependent on a small number of independent foundries to manufacture our products on a timely basis, to achieve acceptable manufacturing yields and to offer us competitive pricing. The inability of these independent foundries to deliver our products on a timely basis, allocate us sufficient manufacturing capacity, achieve acceptable yields or offer us competitive pricing would have a material adverse effect on our operating results. In the first quarter of fiscal 2002, we announced a strategic alliance with Agere Systems, Inc. pursuant to which we are purchasing equipment for the manufacture of silicon-based integrated circuits and deploying it within one of Agere's manufacturing facilities in exchange for guaranteed supply and favorable pricing of silicon wafers. We cannot be sure that we would be able to locate other foundries to make our products if we lost any of these sources of supply.

         We use ten independent vendors to assemble and package all of our integrated circuits, two independent vendors to test our products and two independent vendors to tape and reel our products. We have had packaging quality problems with some of our vendors, especially with products manufactured using the GaAs HBT process technology, and it is likely that we will have more packaging problems in the future. However, we have taken steps to improve the reliability of packaging quality, including the hiring of a Vice President of Quality, the expansion of our in-house package testing and qualification line and the hiring of additional packaging engineers to engage in both package testing and the development of new packaging designs. In addition, we will continue to monitor our vendors. A delay or reduction in product shipments or unexpected product returns because of these problems could have an adverse effect on our operating results.

         Given the shift to module production, we also rely on suppliers of passive component parts. A delay in the receipt of these raw materials could delay product shipments and have an adverse effect on our operating results.

WE OPERATE IN A VERY COMPETITIVE INDUSTRY.

         Competition in the markets for our products is intense. We compete with several companies primarily engaged in the business of designing, manufacturing and selling radio frequency integrated circuits, as well as suppliers of discrete products such as transistors, capacitors and resistors. Several of our competitors either have GaAs HBT process technology or are developing GaAs HBT or new fabrication processes. In addition, many of our existing and potential customers manufacture or assemble wireless communications devices and have substantial in-house technological capabilities. Any of them could develop products that compete with or replace ours. A decision by any of our large customers to design and manufacture integrated circuits internally could have an adverse effect on our operating results. This could mean lower prices for our products, reduced demand for our products and a corresponding reduction in our ability to recover development, engineering and manufacturing costs. Any of these developments would have an adverse effect on our operating results.

         Many of our existing and potential competitors have entrenched market positions, considerable internal manufacturing capacity, established intellectual property rights and substantial technological capabilities. Many of our existing and potential competitors, including Conexant Systems, Inc., Hitachi Ltd. and Philips N.V., may have greater financial, technical, manufacturing and marketing resources than we do. We cannot be sure that we will be able to compete successfully with our competitors.

WE DEPEND HEAVILY ON KEY PERSONNEL.

         Our success depends in part on keeping key technical, marketing, sales and management personnel. We do not have employment agreements with the substantial majority of our employees. We must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in radio frequency engineering, integrated circuit design, and technical marketing and support, is limited. We cannot be sure that we will be able to attract and retain other skilled personnel in the future.

WE ARE SUBJECT TO RISKS FROM INTERNATIONAL SALES AND OPERATIONS.

         Sales to customers located outside the United States accounted for approximately 66% of our revenue for the first two quarters of fiscal 2002. We expect that revenue from international sales will continue to be a significant part of our total revenue. International sales are subject to a variety of risks, including risks arising from currency fluctuations and restrictions, tariffs, trade barriers, taxes and export license requirements. Because all of our foreign sales are denominated in U.S. dollars, our products become less price competitive in countries with currencies that are low or are declining in value against the U.S. dollar. Also, we cannot be sure that our international customers will continue to accept orders denominated in U.S. dollars. If they do not, our reported revenue and earnings will become more directly subject to foreign exchange fluctuations.

         All but one of our circuit assembly vendors are located outside the United States. This subjects us to regulatory, geopolitical and other risks of conducting business outside the United States. We do business with our foreign assemblers in U.S. dollars. Our assembly costs increase in countries with currencies that are increasing in value against the U.S. dollar. Also, we cannot be sure that our international assemblers will continue to accept orders denominated in U.S. dollars. If they do not, our costs will become more directly subject to foreign exchange fluctuations.

WE RELY ON INTELLECTUAL PROPERTY AND FACE ACTUAL AND POTENTIAL CLAIMS OF INFRINGEMENT.

         Our success depends in part on our ability to obtain patents, trademarks and copyrights, maintain trade secret protection and operate our business without infringing on the proprietary rights of other parties. Although we do not believe this to be the case, it could be determined in the future that TRW or we are infringing someone's intellectual property rights. We cannot be sure that we could obtain licenses on commercially reasonable terms or that litigation would not occur if there were any infringement. If we were unable to obtain necessary licenses or if litigation arose out of infringement claims, our operating results could be adversely affected.

         RF Micro Devices has been named a defendant in a patent infringement lawsuit filed on August 3, 2001 in the U.S. District Court for the District of Arizona by Lemelson Medical, Education and Research Foundation, LP. The suit alleges that we have infringed 12 "machine vision" patents, seven "bar code" patents and three semiconductor patents owned by the plaintiff and seeks injunctive relief, damages for the alleged infringements and payment of the plaintiff's attorneys' fees. We are currently conducting an initial assessment of these claims, and cannot predict the ultimate outcome of this litigation.

         In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

WE ARE SUBJECT TO STRINGENT ENVIRONMENTAL REGULATION.

         We are subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in our manufacturing processes. Failure to comply with environmental laws could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.

OUR STOCK PRICE IS SUBJECT TO VOLATILITY.

         The trading price of our common stock is subject to wide fluctuations in response to quarterly variations in operating results, adverse business developments, changes in financial estimates by securities analysts, announcements of technological innovations, new products by us or our competitors, transactions by corporate insiders and other events and factors. In addition, the stock market has experienced extreme price and volume fluctuations based on factors outside our control that have particularly affected the market prices for many high technology companies. These broad market fluctuations may materially and adversely affect the market price of our common stock.

FUTURE SALES OF SHARES COULD HAVE AN ADVERSE EFFECT ON MARKET PRICE.

         Sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect the market price for our common stock and our ability to raise equity capital in the future. As of December 29, 2001 we had outstanding a total of 167.1 million shares of common stock. Of these shares, approximately 164.3 million shares are freely tradable without restriction or further registration under the Securities Act, except for any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act. We believe that the holders of approximately 2.8 million shares are affiliates and, accordingly, that their shares may be sold without registration only in compliance with the Securities Act (including Rule
144), and that 500,000 shares are "restricted securities" within the meaning of Rule 144 and are eligible for public sale only under Rule 144. As of December 29, 2001, options to purchase 19.9 million shares of common stock were outstanding under our stock option plans, with a weighted average exercise price of $14.62 per share and a weighted average remaining contractual life of 7.9 years. Of these, options to purchase 5.5 million shares were exercisable at December 29, 2001, at a weighted average exercise price of $11.03 per share.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR SHAREHOLDERS, CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES.

         As part of our business strategy, we expect to continue to review potential acquisitions of businesses, products or technologies that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. In the event of such future acquisitions, we could issue equity securities that would dilute our current shareholders' percentage ownership, incur substantial debt or assume contingent liabilities. Such actions by us could seriously harm our results of operations or the price of our common stock. Acquisitions also entail numerous other risks that could adversely affect our business, results of operations and financial condition, including:

          o difficulties in assimilating acquired operations, technologies or products;

          o unanticipated costs or capital expenditures associated with the acquisition;

          o    acquisition-related   charges   and   amortization   of  acquired
               technology and other intangibles that could negatively affect our reported results of operation;

          o    diversion of management's attention from our business;

          o injury to existing business relationships with suppliers and customers; and

          o failure to successfully integrate these businesses, products, technologies and personnel.

PROVISIONS IN OUR GOVERNING DOCUMENTS COULD DISCOURAGE TAKEOVERS AND PREVENT SHAREHOLDERS FROM REALIZING AN INVESTMENT PREMIUM.

         Certain provisions of our articles of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions include the ability of the board of directors to designate the rights and preferences of preferred stock and issue such shares without shareholder approval and the requirement of supermajority shareholder approval of certain transactions with parties affiliated with our company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

         On August 10, 2001, our board of directors adopted a shareholder rights plan, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of August 30, 2001. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire RF Micro Devices by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of our company not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

         The registration statement we have filed with the SEC utilizes the "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the termination of this offering. The documents we incorporate by reference are:

          o Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

          o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001 (amended on Form 10-Q/A filed with the SEC on November 1, 2001) and September 29, 2001 (amended on Form 10-Q/A filed with the SEC on November 14, 2001);

          o    Our  Current  Report on Form 8-K filed with the SEC on August 13,
               2001;

          o The description of our common stock contained in our Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act with the SEC on May 2, 1997, including any amendment or report filed for the purpose of updating such description;

          o Our Registration Statement on Form 8-A relating to the Shareholder Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, filed with the SEC on August 14, 2001; and

          o All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our fiscal year ended March 31, 2001.

         You may request a copy of these filings, at no cost to you, by writing or telephoning RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409, telephone (336) 664-1233.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business, our future results of operations and market conditions in our industry. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

          o    the uncertainty of market demand for our products in the future;

          o    the uncertainty of the future economic environment;

          o    the development of alternative technology by third parties; and

          o other risk factors set forth under "Risk Factors" in this prospectus.

The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to RF Micro Devices, our business or our management, are intended to identify forward-looking statements.

         We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                  THE OFFERING

Common stock offered ....... 1,159,171 shares
Offering price.............. All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling shareholders at the time of the sale.
Risk factors................ See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Nasdaq symbol............... RFMD



                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock. We have paid the costs relating to the registration of these shares, which we estimate to be $58,000.

                              SELLING SHAREHOLDERS

         The shares being offered by the selling shareholders were acquired in connection with our acquisition of RF Nitro Communications, Inc. on October 22, 2001. The following table sets forth, for each selling shareholder, the amount of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Except as indicated in the footnotes to this table, none of the selling shareholders has had any position, office or other relationship material to RF Micro Devices with RF Micro Devices or any of its affiliates within the past three years.



                                                                       Shares to be           Percentage
                                         Shares         Shares      Beneficially Owned        Beneficial
                                      Beneficially      Offered      after Completion      Ownership after
  Name                                  Owned (1)       Hereby       of this Offering      Completion of this
                                                                            (1)              Offering (1)
 ---------                            -------------- -------------- -------------------- ---------------------

  MK GVD Fund, LP (2)(3)                     686,329        686,329          0                    0
  James R. Shealy (2)(4)                     161,980        161,980          0                    0
  Jeffrey B. Shealy (2)(4)(5)                132,499        132,499          0                    0
  Joseph A. Smart (2)(4)(6)                   71,494         71,494          0                    0
  Jeffrey Blanton Shealy 2001
  Grantor Retained Annuity Trust
  (2)(4)(7)                                   27,166         27,166          0                    0
  Cornell Research Foundation, Inc.
  (2)(8)                                      23,140         23,140          0                    0
  Matthew J. Poulton (2)(3)(9)                21,346         21,346          0                    0
  Lester F. Eastman (2)(4)                    20,107         20,107          0                    0
  Michael Kaufman (2)(10)                      6,942          6,942          0                    0
  Michael J. Shealy (2)(4)                     5,854          5,854          0                    0
  Ivan Buxton Gay and Miriam Gayle
  Gay (2)(4)                                   1,157          1,157          0                    0
  Joseph Charles Gravalec and
  Elizabeth Marie Gravalec (2)(4)
  (11)                                         1,157          1,157          0                    0


(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are convertible or exercisable currently or within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the security holders named in the table have sole voting and investment power with respect to the shares set forth opposite each security holder's name.

(2) Pursuant to the terms of an Escrow Agreement dated October 22, 2001, 10% of the shares offered hereby are being held in escrow to serve as indemnification for certain potential claims and will not be available for sale before October 22, 2002.

(3) Shares held by the selling shareholder are beneficially owned by MK GVD Management, LP, which is the general partner of MK GVD Fund, LP, and Michael Kaufman, who is the general partner of MK GVD Management, LP.

(4) Pursuant to the terms of a Lock-up Agreement dated October 22, 2001, the selling shareholder is restricted in selling the shares offered hereby as follows: (i) beginning April 22, 2002 the selling shareholder may sell up to 10% of the shares, (ii) beginning October 22, 2002, the selling shareholder may sell up to an additional 40% of the shares and (iii) beginning October 22, 2003, the selling shareholder may sell the remainder of the shares.

(5) The selling shareholder has been Vice President - RFMD Charlotte since October 22, 2001. Reported beneficial ownership does not include 27,166 shares held by the Jeffrey Blanton Shealy 2001 Grantor Retained Annuity Trust, which are also offered hereby.

(6) The selling shareholder has been Director - GaN Technology of RF Micro Devices since October 22, 2001.

(7) Elizabeth Marie Gravalec is trustee of the selling shareholder. Trust assets are held for the benefit of Jeffrey B. Shealy through September 28, 2004, and thereafter for the benefit of his children.

(8) Pursuant to the terms of a Lock-up Agreement dated October 22, 2001, Cornell Research Foundation, Inc. is restricted from selling the shares offered hereby until October 22, 2002.

(9) The selling shareholder has been Director - Engineering of RF Micro Devices since October 22, 2001.

(10) Reported beneficial ownership does not include 686,329 shares held by MK GVD Fund, LP, which are also offered hereby.

(11) Reported beneficial ownership does not include 27,166 shares held by the Jeffrey Blanton Shealy 2001 Grantor Retained Annuity Trust, which are also offered hereby.

                              PLAN OF DISTRIBUTION

         We are registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

         The selling shareholders may sell the shares on the Nasdaq National Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

          o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

          o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

          o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

          o "at the market" to or through market makers or into an existing market for the common stock; or

          o    direct sales to purchasers or sales effected through agents.

         When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

          o enter into transactions involving short sales of the shares by broker-dealers;

          o sell shares short themselves and redeliver such shares to close out their short positions;

          o enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

          o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, or the 1933 Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling their shares under this prospectus, the selling shareholders may:

          o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

          o transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

          o sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

         No professional underwriter in its capacity as such will be acting for the selling shareholders.

                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

                                                           Amount to Be Paid by
                                                                 Registrant
                                                                 ----------
SEC registration fee.........................................    $ 6,815
Legal fees and expenses......................................     15,000
Accounting fees and expenses.................................     35,000
Miscellaneous................................................      1,185
                                                                   -----

Total.......................................................     $58,000

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contact or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

         The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the Registrant and
(ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

         The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

         The Registrant maintains directors' and officers' liability insurance under which controlling person, directors and officers of the Registrant is insured or indemnified against certain liabilities which he may incur in his capacity as such.

ITEM 16.  EXHIBITS

         The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:


EXHIBIT NUMBER       Description of Exhibit
--------------       ----------------------

         4.1 Amended and Restated Articles of Incorporation of RF Micro Devices, Inc. (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 26, 1999).

         4.2 Amendment to Articles of Incorporation dated July 26, 2000 (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000).

         4.3 Amendment to Articles of Incorporation dated August 10, 2001 (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2001).

         4.4 Bylaws of RF Micro Devices, Inc. (incorporated by reference from Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 (File No. 333-22625)).

         4.5 Specimen Certificate of Stock (incorporated by reference from Exhibit 4.1 of the Registrant's Registration Statement on Form S-1 (File No. 333-22625)).

         4.6 Rights Agreement dated August 10, 2001 between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent (incorporated by reference from Exhibit 4.1 of the Registrant's Registration Statement on Form 8-A filed August 14, 2001).

         5 Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the Common Stock being registered (previously filed).

         23.1        Consent  of  Womble   Carlyle   Sandridge   &  Rice,   PLLC
                     (previously filed).

         23.2        Consent of Independent Auditors.

         24          Power of Attorney (previously filed).

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and
         (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, North Carolina, on January 17, 2002.

                                   RF MICRO DEVICES, INC.


                                   By: /s/ David A. Norbury
                                   ----------------------------------------
                                       David A. Norbury
                                       President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on January 17, 2002.

/s/ David A. Norbury                       /s/ William A. Priddy, Jr.
----------------------------------------   -------------------------------------
Name: David A. Norbury                     Name: William A. Priddy, Jr.
Title: President,Chief  Executive          Title: Chief Financial Officer and
Officer  and  Director                     Vice President of Administration
(principal executive officer)              (principal financial officer)


/s/ Barry D. Church                        /s/ Dr. Albert E. Paladino*
----------------------------------------   -------------------------------------
 Name: Barry D. Church                     Name: Dr. Albert E. Paladino
 Title:  Controller                        Title: Director
 (principal accounting officer)


/s/ William J. Pratt*                      /s/ Erik H. van der Kaay*
----------------------------------------   -------------------------------------
Name:  William J. Pratt                    Name: Erik H. van der Kaay
Title:  Director                           Title: Director


/s/ Walter H. Wilkinson, Jr.*
---------------------------------------
Name: Walter H. Wilkinson, Jr.
Title:  Director


*By: /s/ William A. Priddy, Jr.
---------------------------------------
Name: William A. Priddy, Jr.
Attorney-in-fact